Exhibit 99.1
Netflix Executive Bela Bajaria Elected to
Board of Directors of The Coca-Cola Company

Board Also Declares Regular Quarterly Dividend

ATLANTA, Oct. 17, 2024 – The Coca-Cola Company today announced that Bela Bajaria, Chief Content Officer for Netflix Inc., has been elected as a director.

Bajaria’s election is effective immediately and brings the Coca-Cola board to 12 directors.

As Chief Content Officer, Bajaria oversees all television and film for Netflix in all languages. She manages a content budget of about $17 billion annually and reports to co-CEO Ted Sarandos. She sits on the company’s leadership team.

“Bela brings a wealth of experience in global business, from building and leading teams to setting strategy,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Her deep background in media also promises to provide our board and leadership with valuable perspective as Coca-Cola continues to evolve and strengthen its marketing model.”

Bajaria has been instrumental in programming award-winning films and series and has also spearheaded Netflix's expansion into live programming. As Chief Content Officer, she forged a groundbreaking, long-term partnership with World Wrestling Entertainment, ensuring that its flagship weekly program, “Raw,” is available to Netflix members worldwide. She secured rights to NFL Christmas Day games for Netflix for the next three years, marking another significant milestone.

Prior to her current role, Bajaria served as head of Global TV for Netflix, leading English and local-language scripted and unscripted series around the world, such as “Squid Game,” “Stranger Things,” “Wednesday,” “Bridgerton,” “La Casa de Papel” and “Cobra Kai.” She joined Netflix in 2016.

Prior to Netflix, Bajaria held senior roles at CBS Entertainment and NBCUniversal. At CBS, she served as Senior Vice President and led the cable studio for the company. At NBCUniversal, Bajaria was President of Universal Television, where she helped revive the major television studio that had been shuttered years before.

Bajaria, 53, was named one of Time’s 100 Most Influential People of 2022 and was on Fortune’s Powerful Women list for the last five years, among many other honors.

Quarterly dividend

The company declared a regular quarterly dividend of 48.5 cents per common share, payable Dec. 16 to shareowners of record of the company as of the close of business Nov. 29.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our water, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our juice, value-added dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Instagram, Facebook and LinkedIn.

Contacts:
Investors and Analysts: Robin Halpern, koinvestorrelations@coca-cola.com
Media: Scott Leith, sleith@coca-cola.com